Exhibit 99.1

AMENDED AND RESTATED

STATEMENT OF AMERICA WEST AIRLINES, INC.

In Support of its Application

under the

Air Carrier Loan Guarantee Program

available under the

Air Transportation Safety And

System Stabilization Act

(P.L. 107-42)

Summary

Updated — December 18, 2001

EX-99.1
EX-99.2

STATEMENT OF AMERICA WEST AIRLINES

Executive Summary	Page 3

America West’s Business and Demonstrated Financial Success	Page 6

America West’s Importance to the Air Transportation System	Page 18

Summary of America West’s Seven Year Plan	Page 27

Compensation for Guarantee	Page 38

Executive Summary

America West Airlines is the success story of airline deregulation. Since the passage of the Airline Deregulation Act in 1978, thousands of business plans have been written and rejected, and hundreds of start-up airlines have been formed, but America West is the only airline founded after deregulation that has achieved the status of a major airline. Founded in 1983, America West Airlines had 2000 revenues in excess of $2.3 billion, more than three times the revenues of any other post-deregulation airline.

America West is an integral part of the United States commercial aviation system. Our airline has developed a substantial and competitive presence from coast to coast and is particularly significant in Arizona, California, Nevada and throughout the western regions of the United States.

We have achieved this success by building an efficient network system based in the fast growing city of Phoenix, Arizona and maintaining the lowest cost structure of the major hub-and-spoke airlines. As the nation’s largest low-cost, hub-and-spoke airline, America West provides important marketplace discipline to larger, higher cost airlines throughout the United States. As a result, America West delivers low price competition, choice, and hundreds of millions of dollars of benefits to consumers annually.

This low-cost, Phoenix-based, hub-and-spoke strategy has been financially successful. From 1995 to 1999, America West produced the industry’s highest EBITDAR margins while growing revenues by nearly 50%. During that period, America West posted pre-tax earnings of over $750 million and over $520 million of free cash flow. Operational issues stalled the Company’s financial performance in 2000, but aggressive steps by management have corrected these issues and restored America West to near the top of the industry in relative financial and operating performance.

Beginning in early 2001, like the rest of the airline industry, America West’s financial performance and liquidity were adversely affected by an airline recession driven by the most severe year-over-year industry unit revenue declines in recorded history. Management took immediate action to implement further cost reductions and to defer capital projects. To shore up its liquidity, in early September 2001, America West arranged a $200 million financing scheduled to close in mid-October.

On September 10, America West Airlines was confidently positioned to compete through a difficult economic downturn. We had an established and successful strategy and a history of demonstrated financial success. We had stabilized our operating performance and were gaining market share, and our relative earnings performance had returned to place us among the industry leaders. Finally, we had arranged for additional liquidity sufficient to weather even the most severe of projected economic downturns.

The events of September 11 severely impacted the financial health of the entire airline industry, including America West. The airline was shut down for three days and passenger demand dropped precipitously. Though America West’s load factors and revenues have rebounded more quickly than the industry average, passenger revenues remain 30% below last year. As the direct result of September 11, the $200 million financing will not be completed.

Following September 11, like all airlines, we need to reduce costs and restore revenues by winning back our customers. In pursuit of these objectives, America West has reduced its flight schedule by 20%, eliminated 2,000 employee positions, discontinued food service on all but our longest flights and eliminated or deferred all other discretionary expenditures. Further, we have introduced a host of marketing initiatives and rapidly introduced new security measures to win back our customers.

Even in this environment, America West remains a successful, competitive and well-managed airline. Our load factors continue to lead the industry, our unit revenues have declined less severely than those of our competitors, and our EBITDAR margins exceed industry average. Our operating performance is the best in the airline’s history. Our 13,000 employees are pulling together as never before to make sure that America West is delivering a great product to our loyal customers. In short, notwithstanding the dramatic economic affects of the terrorist acts of September 11, America West is a successful airline with a proven business strategy that is outperforming its competitors and taking aggressive steps to improve its financial performance.

However, in this environment, proven strategies, outperforming competition and prudent financial management alone are not enough. The measures being implemented to restore America West to its pre-September 11 condition will take time and require additional liquidity. Private financing alternatives are not available in this economic environment. Congress and the Administration included the Air Carrier Loan Guarantee Program in the Air Transport Stabilization Act to assist viable airlines, such as America West, which have suffered financial challenges as the result of September 11.

Accordingly, America West Airlines is submitting this application and is requesting $400 million in federal loan guarantees under the Air Carrier Loan Guarantee Program. The Company’s application includes a detailed and well-documented seven-year business plan. Highlights of the business plan include:

Value creation through concessions and contributions: Our plan includes almost $700 million of concessions and contributions from key constituents of America West, the majority of which are contingent upon the loan guarantee. In other words, an Air Carrier Loan Guarantee of $400 million would be the catalyst for over $1.1 billion of financial support for America West over the next seven years.

Conservative economic rebound assumptions: America West’s industry revenue assumptions are below current Wall Street consensus estimates for 2002 and 2003. Our plan assumes the economic rebound is slow and gradual, resulting in losses for America West in 2002 and a return to modest profitability in 2003. The post-rebound profit margins of 2004-2008 are consistent with the levels achieved by America West in 1995-1999.

Clear demonstration of America West’s ability to repay the guaranteed loan: The concessions and contributions are designed to allow America West to weather the slow economic recovery and conserve cash. As the economy rebounds, the Plan contemplates the loan being repaid ratably from 2005 to 2008 while America West retains cash balances of over $550 million. Through a fee structure that increases as the airline’s profitability increases, the U.S. Treasury could collect over $175 million in fees during the life of the guarantee.

We are convinced that an Air Carrier Loan Guarantee is the most effective solution to America West’s post-September liquidity challenges. Accordingly, America West Airlines believes approval of its loan guarantee application is consistent with the purposes of the Air Transport Safety and System Stabilization Act and in the best interest of the United States airline industry, the flying public and the United States economy in general.

America West’s Business and Demonstrated Financial Success

America West’s Business

America West Airlines is the eighth largest passenger airline in the United States with operations centered around our principal hubs in Phoenix and Las Vegas and a mini-hub in Columbus, Ohio. Phoenix, where we have the leading market share, and Las Vegas, where we have the second largest share, are two of the fastest growing metropolitan areas in the country.

America West has the lowest cost structure of the eight major hub-and-spoke airlines in the United States. We operate a fleet of approximately 150 aircraft with a low average fleet age of 9.5 years. We serve 60 destinations in North America, including seven in Mexico and two in Canada. In addition, through regional airline alliances with Mesa Airlines and Chautauqua Airlines, we operate 29 regional jets and 17 large turboprop aircraft under the America West Express banner. Through these regional arrangements and code share arrangements with Continental Airlines and Big Sky Airlines, we serve an additional 29 destinations in North America. We also have code share agreements for international destinations with Northwest Airlines, British Airways and EVA Airways of Taiwan. In the year 2000, we flew approximately 20 million passengers and generated revenues of approximately $2.3 billion and EBITDAR of approximately $413 million.

Competitive Strengths

America West’s key competitive strengths include:

Leading Market Position in Phoenix and Las Vegas. America West has significant opportunities to continue to expand revenues and profitability because of our strong competitive position in Phoenix and Las Vegas and the southwestern and western United States. We are the leading airline serving Phoenix based on available seat miles, or ASMs, and takeoffs and landings and rank second in Las Vegas based on the same measures. Our market share in Phoenix has grown in each of the past seven years, from 37.5% in 1994 to almost 44% in 2000. The Phoenix and Las Vegas metropolitan areas are among the fastest growing in the country and are strategically located to provide air service to expanding and underserved markets in the southwestern and western United States. Further, our Phoenix hub remains undersized compared to other airlines’ hubs with similar population and airport size, providing significant growth opportunities for America West.

Low Operating Cost Structure. Since 1995, we have had the lowest unit costs of the eight major hub-and-spoke airlines in the United States. In 2000, our cost per available seat mile, or CASM, was 8.50 cents, approximately 17% less than the average CASM of the other major domestic hub-and-spoke airlines. We have achieved this low operating cost structure primarily through increased employee productivity, favorable labor costs and high aircraft utilization, and by focusing our major operations in Phoenix and Las Vegas, metropolitan areas with relatively low cost of living and less costly airport facilities.

Strategic Airline Relationships. To expand our reach into additional markets, we have entered into a number of strategic airline relationships. We have regional alliance arrangements with Mesa Airlines and Chautauqua Airlines. Mesa Airlines currently operates 25 regional jets and 17 large turboprop aircraft flying at our direction under the America West Express banner. Chautauqua Airlines currently operates four regional jets in service under the America West Express banner to midwestern and eastern business markets through our Columbus, Ohio mini-hub. Under these arrangements, the America West Express regional fleet will increase to 77 jet aircraft by 2005, with options for further expansion to as many as 129 aircraft. We also have code share arrangements with Continental Airlines, British Airways, Northwest Airlines, Big Sky Airlines and the EVA Airways of Taiwan. These relationships enable us to offer additional destinations to our customers under our flight designator code and significantly enhance the relative attractiveness of our frequent flyer program.

Modern Homogeneous Fleet. We operate 150 narrow body aircraft with an average age of 9.5 years, the fourth youngest fleet in the industry. Our fleet includes only three different aircraft models, one of the lowest numbers in the industry, allowing us to minimize the complexity and cost of aircraft maintenance and airline operations.

Strategy

America West’s business strategy is founded on our key competitive strengths and focuses on maximizing the value of our route network while maintaining our strategic cost advantage and delivering outstanding customer service.

Maximize the Value of Our Route Network

The Phoenix and Las Vegas markets are among the fastest growing in the United States, and we believe that our Phoenix hub remains undersized relative to its potential. Although the events of September 11 have resulted in a reduction of ASMs that is anticipated to continue through 2002, we expect to be in a position to continue the prudent growth of our airline and its Phoenix centered network as the economy improves. If so, the growth will be focused on continuing to add frequencies from Phoenix to existing business markets and, to a lesser degree, to markets not previously served by America West.

We have also expanded our reach through strategic relationships with other carriers. Our regional alliance arrangements with Mesa Airlines and Chautauqua Airlines provide for coordinated operations of regional jets and turboprop aircraft under the America West Express banner. In addition, we have code sharing alliances with Continental Airlines, British Airways, Northwest Airlines, Big Sky Airlines and EVA Airways of Taiwan. These alliances allow us to increase the size and scope of the airline’s network and to expand our passenger base without significant increases in capital or operating expense and, in some cases, to achieve cost savings through economies of scale and joint purchasing agreements. We believe that alliances are an efficient means of developing new markets and increasing travel opportunities for our customers. We anticipate continuing to pursue such relationships with our existing partners and with other domestic and international carriers.

Maintain America West’s Strategic Cost Advantage

We are committed to maintaining our low cost structure, which offers a significant competitive advantage over other major hub-and-spoke airlines. In 2000, our CASM was 8.50 cents, approximately 17% less than the average CASM of the other seven major domestic hub-and-spoke airlines.

In April 2000, we announced a plan to further reduce our costs through select reductions in force of management, administrative and clerical personnel, thereby reducing management payroll by 10%, returning seven older 737-300 aircraft to lessors, reducing the Company’s annual expense budget by $75 million and deferring capital projects. Following September 11, we reduced our flight schedule by 20%, eliminated an additional 2,000 employee positions, discontinued food service on all but our longest flights and eliminated or deferred all other discretionary expenditures.

We expect that our day-to-day discipline in managing our cost structure together with these additional initiatives will result in our CASM being approximately 8.10 cents for the year 2002, and that we will maintain or even widen the gap between America West’s unit cost and the average unit costs of the other large hub-and-spoke carriers.

Deliver Outstanding Customer Service

We are committed to building a winning airline by taking care of our customers. America West has a long tradition of providing outstanding customer service. From its inception in 1983 through the mid-1990s, the airline consistently ranked among the highest in the industry in Department of Transportation measures of customer satisfaction. America West won the J.D. Power/Frequent Flyer Magazine Award for Frequent Traveler Satisfaction – Short Flights, back to back, in 1997 and 1998. Unfortunately, America West’s operational reliability and customer service slipped during 1999 and 2000.

In response, during 2000, we implemented a number of initiatives designed to improve the airline’s reliability, including a temporary reduction in our flight schedule, an increase in the number of spare aircraft to reduce cancellations and improve on-time performance, a restructured approach to our maintenance operation, including increased capacity to perform preventative and reliability related maintenance, the use of automation to optimize the provisioning of spare parts and components, and an increase in maintenance personnel, an increase in ramp personnel in Phoenix and Las Vegas, and a comprehensive program to increase the efficiency of our hub operation at Phoenix Sky Harbor International Airport.

In addition to the operational reliability improvements, we implemented a number of other initiatives designed to improve customer satisfaction. A new team was deployed with exclusive responsibilities to develop innovative approaches to America West’s Customers First initiative and to ensure that we exceed our commitments under this industry-wide program. In addition, we implemented enhancements and automation of the passenger re-accommodation process and added personnel and ticket counter space at Phoenix Sky Harbor Airport and Las Vegas McCarran Airport to reduce the time spent processing changes to passenger itineraries in the event of cancellations or delays.

Following September 11, America West has worked diligently with its customers to continue to provide outstanding service in a new and more challenging environment. We have implemented, and communicated with our customers about, new security directives in a way to maximize our passenger’s ability to comply while minimizing the disruption to their travel plans, the cockpit doors on all of our aircraft have been reinforced well ahead of schedule, and marketing initiatives have been launched to encourage people to return to flying.

These customer service measures have been well received. America West’s load factors have rebounded from 2000 levels and increased through 2001 while the industry has seen declines. This shift of market share has continued since September 11, with America West experiencing a significantly smaller drop in traffic than the industry average.

Demonstrated Financial Success

1983 – 1995: Entrepreneurial Growth and Restructuring

America West was founded shortly after the deregulation of the airline industry and began flying with three aircraft in 1983. The airline, with its operations centered in fast growing Phoenix, Arizona, leveraged its low cost structure to expand rapidly during the 1980s, achieving status as a major carrier (as defined by the Department of Transportation — $1 billion in annual revenues) in 1989. This original entrepreneurial management team, however, attempted to operate the airline as a single class, short haul airline and eventually made other strategic mistakes including initiating 747 service to Hawaii and Nagoya, Japan. These strategic errors, combined with the high fuel prices and reduced demand fostered by the hostilities in the Persian Gulf, forced the airline to seek bankruptcy protection in 1991.

New leadership was recruited in 1992. The Company downsized and with strong Phoenix community financial assistance and support, became profitable in 1993. America West negotiated a $200 million investment from a group lead by Texas Pacific Group, and emerged from bankruptcy in the summer of 1994.

Post – 1995: Implementing and Exploiting Our Strategy

Following the completion of its restructuring, America West recruited a new management team and focused on the strategy of maximizing the value of the route network centered on hubs in Phoenix, Las Vegas and Columbus. In late 1995, America West designed and implemented a strategic growth plan to realize the value of its Phoenix franchise. Flying was reorganized to be a purely hub-and-spoke operation and significantly more focus was placed on attracting higher yielding business traffic. Service was initiated to major business markets such as Boston, Philadelphia, Detroit, Miami and San Antonio. Frequencies were added to other markets to provide a better pattern of service for business travelers and first class cabins were installed in all aircraft.

The strategic growth plan has been tremendously successful since 1995. America West’s fleet has grown from 85 to 150 aircraft and annual revenues have increased from $1.5 billion to $2.3 billion.

REVENUE GROWTH

($ IN MILLIONS)

Source: Company Filings

America West’s growth has resulted in a major shift in market share in the important Phoenix market. In 1995, America West’s seat share of Phoenix was 37.5%, only slightly higher than Southwest Airlines, our major competitor in Phoenix. Today, America West’s share is 44%, 15 points above Southwest’s 29%. This is particularly important as Phoenix Sky Harbor Airport is now the nation’s seventh largest in terms of scheduled departures.

PHOENIX SEAT MARKET SHARE: AMERICA WEST VS. SOUTHWEST

Source: Salomon Smith Barney 2001 Hub Factbook

LARGEST U.S. AIRPORTS

(Daily Departures)

Source: Salomon Smith Barney 2001 Hub Factbook

As America West has grown its market share and optimized its route network, it has focused diligently on cost control. America West’s cost per ASM (CASM) is approximately 20% below the other major hub-and-spoke airlines. The largest component of this advantage is labor costs. America West has one of the most productive workforces in the industry and has negotiated labor contracts on much better terms than other major airlines.

YTD OPERATING COST PER ASM (AS OF SEPTEMBER 30, 2001)

(Cents)

Source: Company filings and earnings releases

YTD LABOR COST PER ASM (AS OF SEPTEMBER 30, 2001)

(Cents)

Source: Company filings and earnings releases

AMERICA WEST’S MAJOR EMPLOYEE GROUPS

	Approx. No.
Employee Group	of Employees	Union	Contract Effective	Contract Amendable

Management and Administrative	2,700	None	—	—

Pilots	1,500	Air Line Pilots Association	May 1995	May 2000 In negotiation

Dispatchers	40	Transport Workers Union	March 1998	March 2003

Maintenance Technicians and related personnel	800	Teamsters	October 1998	October 2003

Flight Attendants	2,000	Association of Flight Attendants	May 1999	May 2004

Fleet Service	2,400	Transport Workers Union	June 2000	June 2005

Stock Clerks	60	Teamsters	—	In negotiation

Customer Service	3,400	None	—	—

The strategy of maximizing the value of the route network while maintaining a strategic cost advantage has resulted in financial success. From 1995 – 1999 America West posted pre-tax earnings of over $750 million and generated over $520 million of cumulative free cash flow. Importantly, the Company’s EBITDAR margins (the best measure of relative operating performance within the airline business) were the highest in the industry over this period.

AWA PRE-TAX EARNINGS

($ in millions)

Source: Company filings

AWA CUMULATIVE FREE CASH FLOW

($ in millions)

Source: Company filings

EBITDAR MARGINS (1995 – 1999 AVERAGE)

Source: Company filings

2000: Operations Improvement Plan

America West’s financial performance was slowed somewhat in 2000 primarily caused by operational difficulties in the first half of the year, which resulted in numerous cancellations and some customer avoidance of America West. To address these issues and to improve operational reliability and restore customer confidence, America West implemented a series of aggressive initiatives in July 2000. These measures have been extremely effective and America West has experienced significant year-over-year improvements in operating statistics and customer service.

For instance, for the third quarter through September 10, 2001, as reported to the Department of Transportation, America West’s on-time performance improved to 72% compared with 66% in the same period of 2000. The percentage of flights cancelled dropped to 1.9% from 4.0%, due primarily to a significant decrease in the number of maintenance related cancellations versus the third quarter 2000. For the entire third quarter, America West posted a 43% year-over-year improvement in mishandled baggage. America West’s operating performance at the beginning of the fourth quarter is even better. For the month of November 2001, America West’s on-time performance improved to 86.0%, and the airline cancelled only 0.5% of its flights.

Our customers have acknowledged and responded to these improvements in our operations and customer service as evidenced by our industry leading load factors during the third quarter 2001.

2001: Industry Leading Performance during a Recession

America West’s passengers quickly returned as the airline’s operations improved. However, beginning in early 2001, like the rest of the airline industry, America West’s financial performance and liquidity were adversely affected by an airline recession driven by the most severe year-over-year industry revenue declines in recorded history. Although its load factor and unit revenue declines were less severe than the industry average, America West still experienced significant unit revenue declines.

2001 YEAR OVER YEAR CHANGE IN LOAD FACTORS

Source: Air Transportation Association

2001 YEAR OVER YEAR RASM GROWTH

Source: Air Transport Association

Management took immediate action, arranging to return seven aircraft to lessors, reducing management payroll by 10%, reducing the Company’s annual expense budget by $75 million and deferring capital projects. The combination of improved relative revenue performance and aggressive cost reductions has restored America West’s relative financial performance to be among the best in the industry.

YTD EBITDAR MARGINS (AS OF SEPTEMBER 30, 2001)

Source: Company filings

The operational issues of 2000 and the economic downturn of 2001 combined to reduce America West’s liquidity. The company ended the second quarter with $174 million of cash but forecasted the requirement for an infusion of $150 — $200 million to weather a potentially protracted economic downturn.

During the summer of 2001, America West began negotiation of a significant transaction with aircraft and engine manufacturers. The purpose was to take advantage of an opportunity to replace the older share of the airline’s fleet with technologically advanced, lower operating cost aircraft at attractive prices and to arrange for the additional liquidity that America West believed was necessary to comfortably see it through the prevailing economic downturn.

Those negotiations culminated with memoranda of understanding reached with General Electric Corporation and Airbus Industrie for an order of some 60 well-priced aircraft for delivery in the 2002 to 2006 timeframe (the period during which leases expired for the aircraft to be replaced) and for a liquidity facility of $200 million. Those negotiations were completed, term sheets were signed and on September 10, 2001, America West, GE and Airbus were preparing to announce the completion of the transaction, with closing set for early October.

On September 10, America West Airlines was confidently positioned to compete through a difficult economic downturn. It had an established and successful strategy and a history of demonstrated financial success. America West had stabilized its operating performance, was gaining market share and its relative earnings performance had returned to be among the industry leaders. Finally, it had arranged for a liquidity infusion that was sufficient to weather even the most severe of then projected economic downturns.

After September 11: Continued Industry Leading Performance

America West’s operating team responded promptly following the events of September 11, organizing the implementation of new security directives and re-instituting America West’s operation faster than any other airline.

However, the tragedies of September 11 had an adverse impact on America West and on its prospects for near term continued financial success. The airline was shut down for three days, and for a period of almost two weeks, demand virtually disappeared. Although America West’s load factors and revenues have rebounded more quickly than industry average, passenger revenues remain almost 30% below those of similar periods last year. When the stock market re-opened on September 17, America West’s stock opened down more than 75% and our shareholders lost more than $225 million in value. Unfortunately, as the direct result of the September 11 terrorist acts, the aircraft order and the $200 million financing will not be completed.

Notwithstanding the dramatic economic effects of the terrorist’s acts of September 11, America West remains a successful airline with a proven business strategy that is outperforming its competitors. Our nearly 13,000 employees are pulling together as never before to make sure that America West is delivering a great product to our loyal customers. Our load factors for September, October and November continue to lead the industry, our unit revenues during those periods have declined less severely than those of our competitors, and our third quarter EBITDAR margins exceeded industry average.

AWA TRAFFIC VS. INDUSTRY POST SEPTEMBER 11
(7-Day Rolling Average)

Source: Air Transport Association

Following September 11, America West, like all airlines, needs to reduce costs and restore revenues. In pursuit of these initiatives, America West has reduced its flight schedule, eliminated employee positions, reduced costs and eliminated or deferred all other discretionary expenditures. Further, we have introduced a host of marketing initiatives and rapidly introduced new security measures to win back our customers. These efforts will help restore America West’s financial performance over time; however, the measures will take time and require additional liquidity.

Request for Federal Loan Guarantee

In summary, we believe that America West is a successful and established airline that on September 10, 2001 was justified in being highly optimistic about its prospects for continued financial success and growth. However, as the direct result of the tragedies of September 11, America West Airlines requires additional liquidity. Private financing alternatives are not available to America West in this economic environment. Congress and the Administration included the Air Carrier Loan Guarantee Program in the Air Transport Stabilization Act to assist viable airlines, such as America West, which have suffered financial challenges as the result of September 11.

Accordingly, America West Airlines is submitting this application and is requesting $400 million in federal loan guarantees under the Air Carrier Loan Guarantee Program. The loan guarantee would allow America West to conclude negotiations on a $445 million loan, to access $135 million in new aircraft financing, and to secure an additional $516 million in concessions, financing and assistance from the Company’s key constituents. In other words, an Air Carrier Loan Guarantee of $400 million would be the catalyst for nearly $1.1 billion in financial support for America West over the next seven years.

America West’s Importance To The
Air Transportation System

America West Airlines is an integral component of the nation’s air transportation system. Our airline has developed a substantial and competitive presence from coast to coast and is particularly significant in Arizona, California, Nevada and throughout the western regions of the United States. Importantly, America West provides significant marketplace discipline in air transportation markets throughout the United States. As a result, America West provides lower fares, choice, and hundreds of millions of dollars of benefits to consumers annually.

Integral Part of the Air Transportation System

Nationwide Markets. America West is the eighth largest passenger airline (of more than 35 United States passenger air carriers) and provides 3% of the United States domestic air transport capacity, or approximately 20 million passengers and 27.8 billion available seat miles annually. America West is the third largest carrier of passengers between the Northeast and the Western United States.

PASSENGERS CARRIED BETWEEN THE NORTHEAST AND WESTERN UNITED STATES (1Q01)
(Thousands)

Note: American includes TWA
Source: Data Base Products, Inc., O&D Plus, Origin & Destination Survey of Airline Passenger Traffic, Quarter 1, 2001.

Phoenix and Las Vegas. America West has two major hubs, located in two of the fastest growing markets in the United States – Phoenix and Las Vegas. Phoenix is the sixth largest city, and Sky Harbor International Airport is the seventh busiest airport in the United States. Las Vegas is one of the most important leisure destinations in the United States and McCarran International Airport is the fifteenth busiest airport in the country. The catchment area of the Company’s hubs (referring to the population distribution around the hub for which the hub is well located to provide connect service) is considered to be one of the three highest growth potential catchment areas of all the major airlines.

OUTBOUND CAPACITY SHOWN AS A PERCENT OF TOTAL SEATS

Source: Salomon Smith Barney 2001 Hub Factbook

The historical growth and potential for continued growth for the Phoenix market is significant. The growth of the Phoenix major metropolitan area, 45.3% between 1990 and 2000, made Phoenix the second fastest growing major metropolitan area in the United States. From 1999 to 2000, Sky Harbor Airport had the fourth highest growth in overall traffic, nearly 12%, and the sixth highest growth of local traffic, about 7%, of all the major airports in the United States.

PROJECTED ANNUAL METROPOLITAN POPULATION GROWTH (2001 – 2005)

Source: U.S. Bureau of the Census

America West provides nearly 44% of all seats to and from Phoenix, the most in the market and ahead of Southwest Airlines’ less than 29% market share. Through its mainline operations and code share arrangements with Mesa Airlines and Continental Airlines, America West provides service to more than 90 markets to and from Phoenix, and through international alliances with British Airways, Northwest Airlines and EVA Airways, America West customers enjoy connecting service to important destinations in Europe and Asia as well.

PHOENIX HUB ROUTE MAP

America West is committed to Phoenix and has designed its business strategy and growth plans around its Phoenix hub. In 1995, America West operated 229 daily departures from Phoenix. At the end of 2000, that number was 305. From 1995 through 2000, America West’s seat share in Phoenix grew from 37.5% to almost 44%, as measured by the number of seats available in the market. During that period of time, the seat share of Southwest Airlines, the second leading carrier in the market, declined from 33.7% to 28.7%. As economic conditions improve, America West is committed to growing presence in the Phoenix market by increasing flight frequencies to important business destinations and, to a lesser extent, to new markets, and continuing to increase its share of the Phoenix market.

AMERICA WEST AND AMERICA WEST EXPRESS ANNUAL PHOENIX DEPARTURES
(Thousands)

Source: Company Reports

During the 1990s, Las Vegas was the fastest growing major metropolitan area in the United States. From 1999 to 2000, McCarran International Airport had the ninth largest growth in overall traffic and the fifth largest growth in local traffic of the United States major airports.

LAS VEGAS HUB ROUTE MAP

America West’s share of the Las Vegas market exceeds 19% and is second behind only Southwest Airlines. America West’s business in Las Vegas is a key component of the success of the tourism and gaming industry in that city and the tourism business throughout southern Nevada. America West serves 29 markets to and from its Las Vegas hub. America West’s share of traffic in Las Vegas long haul markets is even more significant. The business of The Leisure Company, an America West Holdings subsidiary, sister company of America West Airlines and one of the nation’s largest tour packagers, is centered in Las Vegas. The Leisure Company’s America West Vacations division buys more than 750,000 Las Vegas hotel room nights and sells approximately 180,000 vacation packages to the city each year. As America West has expanded its Phoenix business through the addition of new markets, typically, the airline has added a frequency between those new markets in Las Vegas as well.

California and Western United States. America West’s Phoenix hub is ideally situated to provide service to major West Coast markets and to smaller, underserved markets in California and throughout the Western United States. America West serves 18 markets in California. Connecting passengers through its Phoenix hub, America West provides one-stop service to and from cities in the Midwest and eastern United States, in 18 California markets, most of which have limited or no alternative service. In addition, America West provides important leisure and business travel service to 12 otherwise underserved markets in Arizona, Colorado, Oregon and New Mexico. Through its code share arrangement with Big Sky Airlines, 12 markets in the state of Montana are connected with the America West network.

WESTERN CITIES SERVED

Anchorage*
Vancouver
Seattle
Portland
Eugene
Spokane
Kalispell
Havre
Glasgow
Wolf Point
Sidney
Glendive
Missoula
Great Falls
Lewistown
Helena
Billings
Miles City
Boise
Salt Lake City
Reno
Sacramento
Oakland
San Francisco
San Jose
LAS VEGAS
Grand Junction
Aspen
Denver
Montrose
Telluride*
Durango
Colorado Springs
Farmington
Burbank
Ontario
Los Angeles
Long Beach
Orange County
San Diego
Albuquerque
PHOENIX
Tucson
El Paso
Kingman
Flagstaff/
Grand Canyon
Lake Havasu City
Prescott
PHOENIX
Yuma
Sierra Vista/
Fort Huachuca
Stockton
Fresno
Monterey
Bakersfield
San Luis Obispo
Santa Barbara
Palm Springs
Carlsbad
America West Express®
service to Arizona and
California cities.
Hermosillo
Guaymas
San Antonio
Mazatlán
Los Cabos
Puerto Vallarta
Guadalajara
Manzanillo*
Mexico City
Ixtapa/Zihuatanejo
Acapulco
America West Airlines segments.
Code share segments with Big Sky Airlines.
Cities served by America West Express.
Cities served by America West Airlines &
America West Express.
Map not to scale. Effective Date: December 1, 2001

OTHER MAJOR CARRIER’S SERVICE TO SELECT WESTERN MARKETS

Source: OAG

Columbus. America West is the leading airline at Port Columbus International Airport, with 38% market share based on available seat miles. America West serves 14 markets from Columbus and is particularly critical to the Columbus business traveler providing a preferred pattern of daily service to key business markets including Washington, D.C., New York, Chicago, Boston, Baltimore, Los Angeles, Atlanta and Hartford.

Providing Substantial Benefits to Consumers

America West is the lowest cost major hub-and-spoke airline and, as such, is able to compete vigorously based on price. The presence of a low cost, full service national airline results in marketplace discipline being imposed on high cost, high fare airlines and more competitive fares being available on all airlines. Because of America West’s hub-and-spoke system and alliance arrangements, America West competes with the other major carriers in virtually every major city pair market in the United States. As a result, America West provides low price competition, choice and hundreds of millions of dollars of benefits to consumers annually.

While there are other low fare, full service airlines in trans continental markets, such as Frontier Airlines and American Trans Air, none has a hub or network comparable in size or scale to America West’s. America West’s Phoenix hub connects 86 destinations, providing more than 2,763 combinations of city pair connections.

MARKETS SERVED FROM HUB*

* Includes AWA Express
Source: BACK Aviation Solutions (OAG)

Using that network, America West delivers low fares in a broad spectrum of markets in volumes that result in genuine price competition and substantial benefits to consumers that otherwise would not be available. For instance, America West, the third largest provider of service in those markets, charges an average fare from the Northeast to the western United States that is 34% lower than the average fare offered by its competitors. These fares, which are offered by America West and, as the result of competition, often matched by America West’s competitors, offer economy minded business and leisure travelers choice and the ability to cost effectively travel between major cities throughout the United States.

2000 AVERAGE FARES BETWEEN THE NORTHEAST AND WESTERN DESTINATIONS

Source: Data Base Products, Inc. O&D Plus, Origin & Destination Survey of Airline Passenger Traffic

America West offers low fares throughout all classes of tickets. The airline’s unrestricted walk-up fares are the lowest of any major carrier. Between the Northeast and the West, America West’s published unrestricted walk-up fares average approximately 43% less than other major carriers.

2001 AVERAGE WALK-UP FARES BETWEEN THE NORTHEAST AND WESTERN DESTINATIONS

Source: ATPCO

In summary, because of its overall share of capacity of the United States Air Transportation System, its position in the Phoenix and Las Vegas markets, its rich pattern of service to underserved or otherwise unserved smaller markets in California, Arizona, Colorado and other western States and, most importantly, because of its ability to provide significant pricing benefits to consumers throughout the United States, America West is critically important to the United States Air Transportation System.

Summary of America West’s Seven Year Plan

America West has prepared a detailed and well-documented seven-year financial plan. Highlights of the Seven Year Plan include:

Value creation through concessions and contributions: Our plan includes almost $700 million of concessions and contributions from key constituents of America West, the majority of which are contingent upon the loan guarantee. In other words, an Air Carrier Loan Guarantee of $400 million would be the catalyst for over $1.1 billion of financial support for America West over the next seven years.

Conservative economic rebound assumptions: America West’s industry revenue assumptions are below current Wall Street consensus estimates for 2002 and 2003. Our plan assumes the economic rebound is slow and gradual, resulting in losses for America West in 2002 and a return to modest profitability in 2003. The post-rebound profit margins of 2004-2008 are consistent with the levels achieved by America West in 1995-1999.

Clear demonstration of America West’s ability to repay the guaranteed loan: The concessions and contributions are designed to allow America West to weather the slow economic recovery and conserve cash. As the economy rebounds, the Plan contemplates the loan being repaid ratably from 2005 to 2008 while America West retains cash balances of over $550 million. Through the proposed fee structure, the U.S. Treasury could collect over $175 million in fees during the life of the guarantee.

Value Creation Through Concessions, Financing and Contributions

Key constituents of America West have contributed or are contributing to America West’s restructuring, conditioned on the availability of the requested Air Carrier Loan Guarantees.

Constituent	Concession/Contribution

Manufacturers and Aircraft Lessors	• $32 million of unsecured financing

• New aircraft deliveries deferred

• $70 million of sale-leaseback financing for aircraft, spare engines and simulators completed in October 2001 in anticipation of and to facilitate federal assistance

• $135 million of financing for new aircraft deliveries in 2001 – 2003

• $300 million of cash rent reductions in 2001-2007

• $13 million in unsecured financing from public debt lessors

• 10 aircraft returned prior to lease termination date

• Relaxation or waiver of certain aircraft return conditions

• Lessors receive convertible debt in exchange for concessions

Bank Lenders	• $90 million facility extended two years plus three year term-out

• All covenants eliminated except minimum liquidity

State/Local Government	• $10 million in grants, loans and deferrals from the State of Arizona and the City of Phoenix

Other Vendors	• $5 million annually in cost reductions

Employees	• 2,000 positions eliminated

• No 2001 profit sharing

• Future earnings potential impaired

Senior Management	• CEO: 100% pay cut for October – December 2001

• Executive Vice Presidents: 25% pay cuts for same period

• Board of Directors: 100% fee elimination of same period

• No 2001 incentive pay

• Pay capped at 2000 levels

Shareholders	• Value of holdings down over 70% since September 10

• Potential dilution of approximately 35-40% due to convertible debt and warrants issued in exchange for above concessions

Approval of America West’s application for $400 million in loan guarantees would provide not only the basis to conclude negotiations on a new $445 million loan but also to secure more than $581 million in other loans and in economic concessions. Including $70 million of sale/leaseback financing that was completed after September 11 to help support a successful application, approval of our loan guarantee request would result in more than $1.1 billion in financial support for America West over the next seven years. The economic concessions not only provide incremental liquidity but also de-leverage the company by reducing its effective debt and increasing profitability.

$400 MILLION GOVERNMENT LOAN GUARANTEE RESULTS IN
APPROXIMATELY $1.1 BILLION OF INCREMENTAL LIQUIDITY

($ mil)

Stabilization Loan	445

Other New Liquidity

Aircraft Lease Rates Reduced	300

Bank Revolver Extended	90

9 Aircraft Deliveries Fully Financed	135

Other Vendor Rates Reduced	35

Aircraft Return Conditions Waived	11

Arizona/Phoenix Contributions	10

Subtotal	1,026

October Sale/Leasebacks	70

Total	1,096

Conservative Economic Rebound Assumptions

America West’s Seven Year Plan contains conservative assumptions regarding the return to profitability of the United States airline industry and America West. The Plan includes airline industry revenue assumptions that are well below current Wall Street consensus estimates. The Plan assumes the economic rebound is slow and gradual, resulting in losses for America West in 2002 and a return to modest profitability in 2003. The post-rebound profit margins of 2004-2008 are consistent with the levels achieved by America West in 1995-1999.

In light of these projections, the Plan calls for a downsizing of the airline’s fleet to better reflect near term demand. Expense projections are largely driven by the fleet plan but also include conservative assumptions on fuel price and anticipate dramatic increases in security and insurance expense.

Revenue Assumptions

The key assumption in the Seven Year Plan is the industry’s unit revenue growth. America West’s unit revenue growth only differs from the industry’s by two mechanical adjustments: stage length and America West Express beyond revenues. Even though America West has outperformed the industry by approximately 1.0% per year over the past five years, an assumption that this will continue was not included in the plan submission.

America West’s revenue is mathematically the product of its unit revenue and the airline’s capacity. Capacity is driven by a route-by-route analysis and grows by approximately 2.5% per year in the Plan. America West’s load factor is assumed to be 70% throughout the next seven years which is lower than recent actuals. Yield is mathematically the result of unit revenue divided by load factor. Yields can be lowered and load factors correspondingly increased without materially changing the results of the Plan because unit revenue, the product of load factor and yield, is what drives revenue and profitability.

While the industry’s unit revenue can be difficult to forecast in the short term, it grows at a steady and constant rate over the long term. The industry’s RASM has grown at an average rate of 2.2% since 1983, despite a significant increase in capacity following the deregulation of the airline industry. Since 1992, industry RASM has grown at an average rate of 3.6%. Downturns in industry unit revenue have historically been followed by rebounds back to the long-term-trend level. To forecast future RASM growth, it would be rational to use the historical long-term growth rate. Using the historical long-term growth rate of 3.6%, the industry’s RASM would reach 13.60 cents by 2008.

HISTORICAL STEADY STATE RASM TREND

Source: Company Filings

To begin with, America West’s Seven Year Plan conservatively reduces the industry’s unit revenue growth rate from 3.6% to 2.0%. This results in the industry’s 2008 RASM dropping 12.1% from 13.60 cents to 11.96 cents.

CONSERVATIVE STEADY STATE RASM TREND

Source: Company Filings

Because of the September 11 terrorist attacks and a slowdown in business traffic that had started earlier in the year, the industry’s RASM is projected to deviate significantly from the long-term trend line in 2001. The key to forecasting industry unit revenues over the next several years is estimating how quickly the industry will rebound and to what eventual level.

The Seven Year Plan assumes that the industry’s RASM will rebound by 3.5% in 2002 and 10.6% in 2003, following the 13.0% decline suffered in 2001. These rebound assumptions are well below the average estimates from Wall Street analysts. (Note: Wall Street estimates were obtained through telephone interviews of all major airline analysts on Thursday, November 8, 2001. All analysts that provided industry RASM estimates are included below.)

AMERICA WEST REVENUE ESTIMATES BELOW WALL STREET CONSENSUS

	Industry RASM Growth Estimates

	2002	2003	2003
	% vs	% vs	% vs
	2001	2002	2001

A	3.9	—	—

B	5.1	10.0	15.6

C	13.0	4.0	17.5

D	18.6	—	—

E	7.7	—	—

Average	9.7	7.0	16.6

America West Seven Year Plan	3.5	10.6	14.4

Beyond the rebound years of 2002 and 2003, the Seven Year Plan conservatively assumes that the industry’s unit revenue never returns to the long-term-trend level. This would differ from what has occurred in previous downturns. The result is an industry RASM of 11.28 cents in 2008 which is an additional 5.7% lower than the 11.96 cents described in the conservative steady state scenario and is 17% below the historical steady state RASM trend.

AMERICA WEST SEVEN-YEAR PLAN

Source: Company Filings

Fleet Assumptions

America West currently operates a fleet of 150 narrowbody aircraft and has a commitment for 25 new aircraft deliveries previously scheduled between 2001 and 2004. These new aircraft deliveries were planned to replace older aircraft as they were expiring off lease and to grow the fleet to approximately 160 aircraft by year-end 2005. With the reduced industry revenue levels now expected as a result of the September 11 terrorist attacks, America West has negotiated with aircraft lessors to immediately retire 14 aircraft or approximately 10% of its fleet. Conditioned on approval of America West’s application, the new aircraft deliveries will be rescheduled to arrive between 2001 and 2007. With these changes, America West’s fleet will only be 146 at year-end 2004 and will not grow to 160 aircraft, per our pre-September 11 forecast until year-end 2007.

Statistical Assumptions

Once the fleet plan is set, America West’s operating statistics such as ASM’s, departures, and block hours are generated by a bottom up route-by-route forecast. Most of America West’s modest growth will continue to be in the form of frequency additions to existing markets in order to continue improving hub connectivity and patterns of service. The route-by-route forecast results in modest annual average capacity growth of 2.0 – 4.0% between 2001 and 2008.

Expense Assumptions

Expenses are more straightforward to forecast as they are primarily driven by inflation rates and changes in operating statistics such as hours, departures or passengers. The dramatic increases in security and insurance costs resulting from the September 11 terrorist attacks are reflected in the Seven Year Plan. The greatest uncertainty in forecasting expenses is fuel price. America West uses the futures curve for NYMEX heating oil plus a historical spread between jet fuel and heating oil to produce its fuel price forecast of 63.9 cents for 2002. In 2002 and beyond, for which there is no futures curve for NYMEX heating oil, the Seven Year Plan conservatively grows fuel price by 3% annually, topping out at 76.3 cents in 2008, which is 29% above the average experienced by the industry since 1990. The 3% growth rate is also conservative when compared with the rate of growth for the West Texas Intermediate Crude Oil futures curve.

FUEL PRICE CONSERVATIVELY FORECAST ABOVE HISTORICAL AVERAGE

Source: Salomon Smith Barney estimates based on 1-year Heating Oil Futures

Financing Assumptions

The Seven Year Plan assumes that all new aircraft deliveries, whether deferred or taken as scheduled, will be fully financed. Conditioned on the approval of America West’s loan guarantee application, financing is committed for the eleven aircraft scheduled for delivery by the end of 2003. The Plan assumes that America West’s new aircraft deliveries after 2003 will be financed using Enhanced Equipment Trust Certificates (EETC), a vehicle that has been both efficient and available to airlines of all credit ratings.

The Plan assumes that $150 million of new debt securities are issued as partial compensation to lessors for rent concessions. The terms of the convertible debt are as follows:

Issuer:	America West Holdings Corporation

Guarantor:	America West Airlines, Inc.

Total Issue Size:	Approximately $150 million

Maturity:	7 year (bullet)

Coupon:	7.50% p.a.

Interest Payments:	Semiannual; 3 years PIK (payment-in-kind in additional bonds), and cash thereafter

Conversion Price:	Bonds are convertible into Common Stock of Issuer based upon a conversion price equal to the higher of (i) 3 times the 5-day closing price of AWA shares prior to closing or (ii) $12.00

Exercisable:	Any time on or after the fourth anniversary of issuance

Callability:	Any time on or after the third anniversary of issuance at 103.75% of par (declining premium to par over remaining term)

In addition, as consideration for certain of the concessions described in the Seven Year Plan, America West will issue stock purchase warrants which allow the holders to purchase America West Holdings Class B common stock anytime during the seven years following the closing of the guaranteed loan.

Based on the positive cash flows produced in the Seven Year Plan, the proposed loan of $445 million is assumed to be amortized faster than the loan terms require. The average maturity of the loan guarantee is 6.3 years as structured but, because of planned accelerated amortization, is only 5.5 years under the Plan.

As demonstrated in the Seven Year Plan, the proceeds from the loan will be used to meet operational requirements for America West through an unprecedented industry downturn. The repayment of existing debt will not be accelerated. In fact, conditioned on approval of America West’s application, our $90 million drawn line of credit will be extended from year-end 2002 to year-end 2004 and is then termed out ratably between 2005 and 2007. The convertible debt which has been offered as partial compensation for aircraft rent reductions is assumed repaid in 2008 under the conservative assumption that the debt is not converted to stock at an earlier time. The Seven Year Plan shows America West will not issue any dividends or repurchase any equity until the government-backed loan is fully repaid.

America West’s Ability to Repay the Loan Guarantee

The concessions and contributions are designed to allow America West to weather the slow economic recovery and conserve cash. Even under the conservative economic recovery assumptions of the Seven Year Plan, the Plan contemplates the loan being paid down ratably from 2006 to 2008 while America West retains a cash balance of over $550 million. Through the proposed fee structure the U.S. Treasury could be paid over $175 million during the life of the guarantee.

Results of Seven Year Plan

Following a slow recovery in 2002 and 2003, America West returns to operating (approximately 10%) and EBITDAR (approximately 25%) margins that are consistent with levels achieved in the mid to late 1990’s (EBITDAR margin averaged 25.3% 1995 – 1999). Beginning in 2004, America West will generate $140-$190 million per year in recurring cash flow that will be used to build its cash balance to needed levels and to service its outstanding debt.

Including the amortization of all debt including convertible debt described above, America West’s cash balance builds to over 75 days of operating expense by 2003 and it remains at or above that level through 2008. Based on years-end, America West’s cash balance reaches its low point of $419 million at the end of 2002. Because of significant seasonality in cash flows during the year, the actual low cash point will be approximately $331 million reached during the first quarters of 2002 and 2003.

Sensitivities to Seven Year Plan

As previously noted, the Seven Year Plan financial results are most sensitive to industry revenue assumptions. While America West believes that the assumptions used in its plan are, in aggregate conservative, it has modeled even greater downside sensitivities.

•	To the extent that the airline industry recovery is slower (i.e. 3% lower RASM in 2002), the cash balance would be approximately $50 million lower throughout the Plan.

•	To the extent that the airline industry RASM is 1% lower for every year, the cash balance would be approximately $115 million lower at year-end 2008.

•	To the extent another economic slowdown (i.e. a 3% decline in RASM) occurs at some point during the next seven years, America West’s cash balance would be approximately $80 million lower from that year forward.

•	To the extent that fuel price is 5% higher than what is assumed every year, cash would be approximately $75 million lower at year-end 2008.

In such downside scenarios, America West would mitigate the cash impacts by reducing/suspending short-term discretionary spending such as advertising, food and capital expenditures. All of the downside sensitivities would have to occur collectively for America West to not be able repay its government loan.

The upside sensitivities are equal in magnitude to the downside sensitivities. To the extent, upside sensitivities do occur, America West will have the ability and the economic incentive to repay its government-backed loan at a faster rate. Even under the base case scenario, America West may have the ability and the motivation to repay the stabilization loan faster if alternative financing sources become available as America West’s credit ratios improve.

Payments to U.S. Treasury

The plan assumes the $445 million loan is repaid ratably between 2005 and 2008. This assumes a prepayment versus the amortization schedule.

	2005	2006	2007	2008

Amortization Schedule		$111.25	$111.25	$222.50

Seven Year Plan Assumption	$111.25	$111.25	$111.25	$111.25

A Fixed Guarantee Fee paid to the U.S. Treasury on the initial $400 million guaranteed portion begins at 550 basis points and escalates to 800 basis points for 2003-2008. This fee structure could return over $175 million to the U.S. Treasury during the life of the loan guarantee if repayment occurs in accordance with the proposed amortization schedule. If the guaranteed loan is repaid on the accelerated basis assumed in the Seven Year Plan, Treasury would earn fees of more than $150 million.

	2002	2003	2004	2005	2006	2007	2008	Total

Fixed Guarantee Fee	5.50%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	—

Total Fee Paid	$22.0	$32.0	$32.0	$28.3	$20.3	$12.3	$4.3	$151.3

Rationale for $400 Million Request

America West has based its request for $400 million of loan guarantees on two criteria:

•	The amount needed to comfortably withstand the downturn and retain sufficient liquidity

•	The potential availability of funds to America West based on other airlines desire or ability to qualify for loan guarantees

Amount Needed to Withstand Downturn and Retain Sufficient Liquidity

America West has based its request on a desire to have approximately 75 days of operating cash on hand through 2008. This 75 days of operating cash is in line with industry norms. Furthermore, while we believe the Plan assumptions are conservative, the events of September 11 have demonstrated the need to be prepared for the worst. Although 75 days of operating cash is higher than America West has maintained in the past, for some period of time, cash on hand will be America West’s only source of liquidity. Therefore, America West believes it prudent to increase its planned level of operating cash and is prepared to pay the interest and fees (estimated to be nearly $200 million over the seven year term) on a $445 million loan.

Amount Available to America West

The Airline Stabilization Act made $10 billion in federal government loan guarantees available to airlines for which credit is not reasonably available. Some major carriers have publicly stated that they do not intend to apply for the government loan guarantee. Other carriers are ineligible because credit is reasonably available to them:

Airline	Loan Guarantee Status

Southwest Airlines	• Ineligible as credit is reasonably available

• “A” credit rating from Standard & Poors

• Closed $614 million EETC at 5.5% on 10/13/01

• Declared a common dividend of $0.0045 per share to be paid on 01/04/02

• Significant unencumbered aircraft

Delta Airlines	• Likely ineligible as credit is reasonably available

• Closed $1.25 billion EETC at 6.3% on 9/17/01

• Paid cash dividend of 2.5 cents per share 10/25/01

• Significant unencumbered aircraft

American Airlines	• Likely ineligible as credit is reasonably available

• Closed $1.3 billion EETC on 9/25/01

• Significant unencumbered aircraft

Continental Airlines	• CEO announced “not planning on using loan guarantees” 11/05/01

Excluding only these four airlines, America West represents approximately 6% of the industry’s available seat miles (ASMs). America West believes that its request for $400 million in loan guarantees, which represents only 4% of the $10 billion loan guarantee pool, will not preclude other eligible and interested airlines from access to their full requirements for loan guarantees.

Summary

America West’s Seven Year Plan shows that the airline will weather an extended down-cycle, return to being a strong cash generator and comfortably repay the government guaranteed loan within seven years.

Compensation For Guarantee

America West Airlines is requesting an Air Transport Stabilization Board guarantee in the amount of $400 million. As consideration for the guarantee, we have designed a compensation structure to respond to the expressed priorities of the Board:

•	The compensation should provide an appropriate return to the taxpayer for the risk assumed by the Board as guarantor

•	The compensation structure should provide an incentive for the borrower to prepay the guaranteed loan as soon as commercially feasible, and

•	A mechanism should exist by which the Board may participate in the gains of the borrower.

America West is proposing a compensation structure that includes two components: market-based cash guarantee fees and warrants. We believe that the compensation structure proposed in our Application is consistent with the requirements of the Stabilization Act regulations. In proposing that compensation structure, we have attempted to balance the purpose of the Air Carrier Loan Guarantee Program, which is to contribute to the stabilization of the U.S. airline industry (and which purpose we believe is the inherent recognition that the cost of the guarantee should not, in and of itself, impose an excessive burden on the borrower), with the guideline that the compensation should appropriately compensate the taxpayer for the risk assumed.

Guarantee Fees

A cash guarantee fee will be payable annually in advance commencing on the closing date and annually thereafter on the anniversary of closing on the average amount of the loan balance outstanding during the year, according to the schedule below:

Year One: 5.5%
Years Two — Seven: 8.0%

In the absence of any prepayment of the loan, the amount of the guarantee fee anticipated to be paid to the Board is demonstrated in the following chart.

ILLUSTRATIVE GUARANTEE FEE CALCULATION

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7
$ in millions	2002	2003	2004	2005	2006	2007	2008

Cash Guarantee Fee (%)	5.5%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%

Loan Balance — Beginning of Year	$400	$400	$400	$400	$400	$300	$200

Cash Guarantee Fee ($)	$22.0	$32.0	$32.0	$32.0	$28.0	$20.0	$8.0

Total Cash Fees $174.0

Warrants

In addition to the cash guarantee fee, America West will provide the Board with warrants for the purchase of 3.4 million shares of Class B common stock of America West Holdings Corporation (NYSE: AWA), the parent of America West Airlines, to allow the Board to participate in the gains of America West.

The warrants will expire seven years after issuance and have an exercise price of $6.00. The shares subject to the warrants represent approximately 10% of the equity of America West Holdings and, if exercised today, would result in the U.S. government becoming one of America West’s largest shareholders. The warrants would provide substantial compensation to the taxpayers, even if America West were able to retire the guaranteed loan early and avoid guarantee fees in later years. Using as a basis of valuation America West’s 2008 EBITDAR as projected in the Seven Year Plan and America West’s historical enterprise value to EBITDAR ratio, the warrants would be worth approximately $100 million to $200 million in 2008.

Comparisons

We believe that, under our proposal, the taxpayers will receive returns that are market-based and well in excess of that which our commercial lenders negotiated prior to September 11, a risk premium of 550 basis points in year one and of 800 basis points in years two through five. Although we are asking the taxpayers for a larger commitment with a slightly longer term, we did not offer our private lenders $600 million in contingent concessions, which significantly improve America West’s risk profile, and those lenders were offered no equity. Furthermore, our private lenders’ returns were taxable. Therefore, we believe that potential guarantee fees with an absolute value of $175 million together with warrants to purchase 3.4 million America West shares fulfill the objectives of the Stabilization Act for adequately compensating the Board for the risk assumed and participating in the gains of the borrower.

In addition to comparing our compensation proposal to that offered to our private lenders before September 11, we sought government program benchmarks that would provide guidance as to the rate of compensation that appropriately rewards the Board for the risk it is bearing. The comprehensive guarantee programs of the Emergency Steel Loan Guarantee Board, the Export-Import Bank of the United States, the U.S. Maritime Administration (MARAD), the Overseas Private Investment Corporation (OPIC) and the Small Business Administration (SBA) were determined to be programs similar in nature to the Air Carrier Loan Guarantee Program.

FEES CHARGED FOR COMPARABLE GUARANTEE LOAN PROGRAMS

GUARANTEE FEE

	PAYMENT	(UPFRONT	(APPROXIMATE
AGENCY	ARRANGEMENT	BASIS)	PER ANNUM)	MAX TENOR

OPIC	Per Annum		2.5 to 5.0%	7 to 20 years

EXIM	Upfront	1 – 15%	0.07 to 1.25%	5 to 15 years

MARAD	Upfront	3.5 – 4.5%	0.18 to 0.31%	15 to 25 years

SBA	Upfront	3.5% (plus 0.5% p.a. servicing fee)	0.68 to 1.01%	7 to 25 years

ESLG	Upfront	0.5%	0.11%	Up to 5 years

We understand that the U.S. government provides loan guarantees with a variety of domestic and foreign policy considerations in mind, and that all loan guarantee programs are not alike. America West is proposing a guarantee fee applicable to the loan that is significantly higher than the annualized guarantee fees understood to be applicable with respect to the various programs cited – and providing a substantial equity component as well.